EXHIBIT 10.7

EXECUTIVE EMPLOYMENT AGREEMENT
(as amended and restated)

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of July 18, 2020 by and between VERTEX, INC., a Delaware corporation (“Company”), with offices at 2301 Renaissance Boulevard, King of Prussia, PA 19406, and John R. Schwab (“Executive”).

Recital

WHEREAS, Executive is currently employed by the Company as Chief Financial Officer, pursuant to an Employment Agreement dated December 30, 2019, as amended from time to time (the “Prior Agreement”);

WHEREAS, in the course of its business, the Company has invested and will continue to invest substantial time, effort, money and other resources in the creation, development, maintenance and protection of confidential and proprietary business methods, Documents (as defined herein) and information, as well as substantial and ongoing customer and industry relationships, all of which gain for the Company a substantial advantage in the marketplace and represent assets of great value to the Company and all of which will continue to be disclosed to Executive in the course of Executive’s employment with the Company;

WHEREAS, the Company and Executive recognize the Company's legitimate business interest in protecting its confidential and proprietary business methods, Documents and information, as well as its substantial and ongoing customer and industry relationships; and

WHEREAS, Executive and the Company desire to enter into this Agreement to set out the terms and conditions for the continued employment relationship of Executive with the Company effective as of the date of consummation of the initial public offering of the Company’s Class A common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and, specifically, in consideration of the Company’s continued employment of Executive and Executive’s resulting access to the Company’s confidential and proprietary business methods, Documents and information as well as to its substantial and ongoing customer and industry relationships, the Company and Executive agree as follows:

1.                   Employment and Duties. The Company shall continue to employ Executive in the position of Chief Financial Officer of the Company reporting to the Chief Executive Officer of the Company (the “CEO”), and Executive hereby accepts such continued employment. Executive shall perform duties incident to this position, as well as any other duties that may be assigned to Executive from time to time by the CEO or his or her designee, and/or the Company’s Board of Directors (the “Board”), that are not inconsistent with service as an officer of the Company, including duties for any Company subsidiary or affiliate. Executive shall abide by the Company’s Code of Ethics and Business Conduct (“Code of Conduct”), policies, practices, procedures, and rules.

2.                   Term; Termination.

(a)                Subject to the provisions of Section 14, Executive’s employment under this Agreement shall remain in effect until terminated in accordance with the provisions of this paragraph.

(b)                Executive’s employment may be terminated hereunder as follows:

(i)                 Executive’s employment shall terminate automatically upon Executive’s death and may be terminated at any time, in the Company’s sole discretion, upon Executive’s “Disability.” For purposes of this Agreement, “Disability” shall mean that because of physical or mental illness or incapacity Executive is unable to substantially perform all of the essential functions of Executive’s position on a full-time basis with or without reasonable accommodation, for a period of 90 consecutive days or in excess of 180 days in any one-year period. This provision does not limit Executive’s access to and use of benefits made available to Executive by the Company pursuant to this Agreement. Further, this provision is not intended to replace or supersede any applicable laws.

(ii)               The Company may terminate Executive’s employment for “Cause,” without advance notice and with no other continuing obligations of the Company to Executive under this Agreement. For purposes of this Agreement, “Cause” shall mean (A) the commitment by Executive of a material breach of this Agreement (including but not limited to Sections 6, 7, or 8 hereof); (B) Executive’s knowing, willful and continuing failure to perform Executive’s duties or obligations to the Company or any corporation or other legal entity of which the Company has at least 51% equity ownership (a “Subsidiary”), including, but not limited to, those duties that may arise from time to time out of the Company’s business or strategic goals; (C) Executive’s willful misconduct or gross negligence with regard to the Company or any Subsidiary or their business, assets or employees; (D) material dishonesty, unethical, fraudulent or similar misconduct on the part of Executive in connection with Executive’s employment by, or performance of services for, the Company or any Subsidiary; (E) Executive’s use of non-prescription controlled substances, misuse of prescription drugs, or habitual intoxication during work hours due to alcohol or any non-prescription drugs or other substances; (F) Executive’s indictment for any felony, if in the reasonable determination of the CEO or his or her designee, such indictment has caused or is reasonably likely to cause material adverse consequences to the Company, its businesses or prospects, or Executive’s conviction (which includes a guilty plea or plea of nolo contendere) of a felony or any other crime involving fraud, dishonesty or moral turpitude; (G) Executive’s material violation of any policy of the Company or of any Subsidiary for which Executive performs services, including, but not limited to, sexual harassment; or (H) Executive’s breach of a fiduciary duty owed to the Company in good faith or repeated, willful refusal to follow any directions of the CEO or the Board that are reasonable, lawful and consistent with the Company’s Code of Conduct, policies, practices, procedures, and rules. Notwithstanding the foregoing, the parties agree that “Cause” does not include any act of Executive covered by (A), (B), (G) or (H) of the foregoing sentence, that in the sole discretion of the CEO or his or her designee, is capable of cure and is cured by Executive within thirty (30) days after written notice thereof has been provided to Executive. Cause shall not include any act or omission by Executive consistent with the direction of any superior officers of the Company or the Board or the failure to achieve any performance targets.

(iii)             The Company may terminate Executive’s employment without Cause upon thirty (30) days’ written notice to Executive (or, at the Company's option, the Company may provide Executive a maximum of thirty (30) days’ pay in lieu of such notice). In the event of (x) any termination by the Company without Cause pursuant to this subparagraph 2(b)(iii), or (y) any termination by Executive for Good Reason (as defined below) pursuant to subparagraph 2(b)(vi), provided, in any case, Executive first signs a general separation agreement and release of claims against the Company, its Subsidiaries and affiliates, in form to be provided by the Company that is substantially similar to the sample form attached hereto as Appendix A (“Release”), and further provided that Executive remains in compliance with his continuing obligations under paragraphs 6 and 7 of this Agreement, Executive will be entitled to the following: (a) payment of Executive’s Base Salary (as defined below) under Section 3(a) at the rate in effect on the date of termination of employment for a period of twelve (12) months (the “Severance Period”); and (b) if Executive timely elects continuation coverage under COBRA, payment of insurance premiums in order to continue Executive’s then-existing health insurance coverage for a period of eighteen (18) months, or, at the Company’s option, payment to Executive as additional severance pay in an amount equal to the premium payments for such continuation coverage. The health insurance continuation (or equivalent payment as additional severance) shall be at the Company’s expense, but shall in all events terminate on the date Executive becomes eligible for health insurance coverage under the medical plan of a new employer.

(iv)              Executive may terminate Executive’s employment for any reason or no reason upon at least thirty (30) days’ written notice to the Company; provided, however, that following such notice of termination, the Company may, at its option, select a shorter notice period and earlier termination date than Executive provided, without incurring liability hereunder or changing the nature of Executive’s termination.

(v)                Except as provided in subparagraph 2(b)(iii), in the event of termination of employment for any reason, Executive (or Executive’s estate, as applicable) shall be entitled to no payments or benefits following the date of termination other than payment of (i) accrued but unpaid Base Salary earned through the termination date; (ii) the unpaid portion of incentive compensation, if any, earned by Executive with respect to the calendar year preceding the calendar year in which the date of termination occurs, subject to the terms and conditions of any plan governing such incentive compensation; (iii) expenses reimbursable under Section 5 incurred but not yet reimbursed to Executive prior to the termination date; and (iv) any vested benefits or amounts through the date of termination due and owing to Executive under the terms of any plan, program, or arrangement of the Company, less any amounts then owed by Executive to the Company. For the avoidance of doubt, if Executive’s employment shall terminate as a result of Executive’s death or Disability pursuant to Section 2(b)(i), pursuant to Section 2(b)(ii) for Cause, or pursuant to Section 2(b)(iv) for Executive’s resignation from the Company without Good Reason or for no reason, then Executive shall not be entitled to any payments or benefits, except for those payments and benefits provided in clauses (i), (ii), (iii) and (iv) of this Section 2(b)(v).

(vi)              Executive may terminate Executive’s employment for Good Reason. “Good Reason” means, unless otherwise consented to by Executive, any action taken by the Company that causes (i) a material breach of this Agreement, (ii) the material diminution of Executive’s duties, (iii) a material decrease in Base Salary or (iv) any relocation of Executive’s principal office to a location more than fifty (50) miles from Executive’s then current office. Before resigning for Good Reason, Executive shall provide written notice to the Company of the ground giving rise to Good Reason. The notice shall be provided within sixty (60) days of the occurrence of the event giving rise to Good Reason. The Company shall then have thirty (30) days within which to cure such event. If the Company fails to cure, Executive shall have the right to resign for Good Reason, provided the resignation occurs no later than one hundred and twenty (120) days from the date of the occurrence of the event giving rise to Good Reason.

(c)                Amounts payable under this Agreement that are subject to Executive’s execution of the Release shall commence on the sixtieth day after Executive’s separation from service. Executive shall not be entitled to any such payments unless Executive executes the Release within forty-five days of the later of the date Executive receives the Release or Executive’s separation from service, and does not revoke the Release; provided, however, that in no event shall the Company provide such Release to Executive later than five (5) business days after Executive’s separation from service. Any amounts payable under this Agreement as an uninterrupted continuation of Executive’s Base Salary or health insurance coverage that are delayed pending Executive’s execution of a Release shall be paid in an aggregate lump sum upon such sixtieth day; provided, however, that Executive shall be responsible for paying any premiums that are due and necessary for the continuation of Executive’s health insurance coverage prior to such sixtieth day, subject to reimbursement of such amounts to Executive by the Company upon the lapse of such sixty-day period. In the event Executive commits a material breach of Section 6 or Section 7 that, in the sole discretion of the CEO or his or her designee, is not capable of cure, or is not cured by Executive within thirty (30) days after notice thereof to Executive, then, without limiting the availability to the Company of any other relief or remedy, Executive shall no longer be entitled to any severance compensation or benefits provided for above in subparagraph 2(b)(iii) that have not yet been paid, and shall be required to repay to the Company any amounts theretofore paid under such subsection.

(d)                Prior to and following any termination of employment, (i) Executive shall not disparage the professional or personal reputation of the Company, its Subsidiaries and affiliates or any of their officers, shareholders, directors, management, or employees or any products or services of the Company, its Subsidiaries and affiliates (other than good faith statements made in the performance of his duties during his employment); and (ii) the Board shall not disparage the professional or personal reputation of Executive (other than good faith statements made during his employment). Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement. The Company agrees that, in the event it receives inquiries from prospective employers concerning Executive, the Company will refer such inquiries to its Human Resources department, which will respond by providing only the following information: Executive’s dates of employment and job title while employed with the Company.

(e)                In event of termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from each position he holds as an officer or director of the Company and any Subsidiary or affiliate of the Company effective as of no later than the termination date.

3.                   Compensation.

(a)                Salary. Beginning on the Effective Date, Executive’s annual base salary (“Base Salary”) shall be four hundred twenty-one thousand six hundred twenty-five dollars ($421,625), payable in accordance with the Company’s generally applicable payroll practices and subject to any payroll or other deductions required by law, government or court order, or by agreement with, or consent of, Executive. The Base Salary may be increased from time to time in the discretion of the Board or the CEO or his or her designee.

(b)                Incentive Compensation.

(i)                 Executive shall continue to be eligible to participate in the incentive compensation plans the Company may implement from time to time. The target bonus amounts and performance targets for Executive shall be established at the same time such amounts and targets are established for other executive officers of the Company, shall be as determined by the Board, and shall be payable only upon the Company’s achievement of established targets as determined by the Board. Notwithstanding the foregoing, the Company and Executive agree that Executive’s target annual bonus will equal sixty percent (60%) of Executive’s Base Salary.

(ii)               Executive acknowledges and agrees that Executive received a signing bonus in the amount of $240,000 (the “Signing Bonus”) in connection with his commencement of employment with the Company on January 1, 2020 (the “Commencement Date”). If, prior to the eighteen (18) month anniversary of the Commencement Date, Executive terminates his employment with the Company for any reason other than for Good Reason, or if Executive is terminated by the Company for Cause pursuant to paragraph 2(b)(ii) of this Agreement, Executive shall repay the Company the Signing Bonus as follows: (1) if such termination occurs after the six (6) month anniversary of the Commencement Date and prior to the twelve (12) month anniversary of the Commencement Date, Executive shall repay the Company 75% of the Signing Bonus; or (2) if such termination occurs on or after the twelve (12) month anniversary of the Commencement Date and prior to the eighteen (18) month anniversary of the Commencement Date, Executive shall repay the Company 50% of the Signing Bonus.

4.                   Vacation and Executive Benefits.

(a)                Executive shall be entitled to twenty-three (23) days of paid time off (“PTO”) during calendar year 2020. Following calendar year 2020, Executive shall be entitled to PTO in accordance with the Company’s standard PTO policy, as well as five (5) days PTO in addition to what is provided under the Company’s standard PTO policy. Executive will use his reasonable discretion, taking into account the Company’s needs, when determining the time to take vacation.

(b)                Executive shall be entitled to participate in the same manner and under the same terms and conditions as similarly-situated executives of the Company, in the Company’s medical insurance, retirement plans, and other fringe benefit programs, including, for the avoidance of doubt, any group life and/or long-term disability insurance plans or programs adopted by the Company after the Effective Date, with Executive's rights and responsibilities under these programs governed by the terms of those plans and programs as they may be in effect and modified from time-to-time.

5.                   Expenses. The Company shall reimburse Executive for all reasonable and substantiated ordinary and necessary business expenses incurred in performing Executive’s duties under this Agreement, provided that Executive shall comply with all Company requirements relating to the submission and documentation of such expenses.

6.                   Loyalty, Best Efforts, Non-Competition, Non-Solicitation.

(a)                Executive will, while employed by the Company, devote all of Executive’s full time and best efforts and, during work hours, all of Executive’s attention, to the business of the Company, its Subsidiaries and affiliates and to the performance of Executive’s duties. Further, Executive will not, without the advance, written permission of the CEO or his or her designee, engage in any activity that would in any way or to any extent, interfere with the performance of Executive’s duties, including, without limitation, engaging to any extent in any other employment or occupation, whether or not for compensation, or undertaking any financial or other investment, provided that Executive may serve on the board of directors of not-for-profit organizations, subject to compliance with this Agreement and provided that such service does not materially interfere with Executive’s performance of Executive’s duties and responsibilities under this Agreement. Executive is expressly permitted to continue serving on the Board of Directors of Penn Capital mutual fund(s) through the end of calendar year 2020. Executive shall obtain written approval from the CEO for any continued service beyond calendar year 2020 on the Board of Directors of Penn Capital mutual fund(s).

(b)                Executive hereby agrees that during Executive’s employment with the Company and for the period of twelve (12) months after termination of employment for any reason (the “Restricted Period”), Executive will not, without the advance, written permission of the CEO or his or her designee, engage in Competition (as defined below) with the Company. Executive shall be deemed to be engaging in “Competition” if Executive (A) engages anywhere within the United States of America or any other place where the Company, its Subsidiaries or affiliates are engaged during Executive’s employment or actively preparing to be engaged in business (the “Restricted Territory”), in any business in which the Company, any of its Subsidiaries or affiliates is engaged or has invested material funds in development at the time of such termination of employment, and/or (B) owns, in whole or in part, is employed by, provides financing to, consults with or otherwise renders services to any person or entity who is engaged in any business (or proposes to engage in any business) in which the Company, any of its Subsidiaries or affiliates is engaged or has invested material funds in development at the time of such termination of employment anywhere within the Restricted Territory (for avoidance of doubt, such persons or entities include, but are not limited to, any of the following entities or their successors: Thomson Reuters, CCH/Wolters Kluwer, Avalara, Longview Solutions, MLM CorpTax, Taxware, TaxJar). Notwithstanding anything herein to the contrary, Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise.

(c)                During the Restricted Period, Executive will not, directly or indirectly, (i) hire or assist any other person or entity to hire any current or former employee of the Company, its Subsidiaries or its affiliates, or (ii) recruit, solicit or induce, or assist any other person or entity to recruit, solicit or induce, any current or former employee to leave the employment of the Company, its Subsidiaries or its affiliates. For purposes of this subparagraph (c), “former employee” shall mean an individual who was employed by the Company, any of its Subsidiaries or any of its affiliates at any time within the twelve months prior to this prohibited activity. A general advertisement to which an employee or former employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(c).

(d)                During the Restricted Period, Executive will not, directly or indirectly, solicit, induce, or attempt to induce any customer, client, or prospect of the Company, its Subsidiaries or its affiliates, to stop doing business in whole or in part with or through the Company, its Subsidiaries or affiliates, or to do business with any person or entity that competes with the Company. For the purposes of this subparagraph (d), “prospect” means any person or entity which the Company, its Subsidiaries or its affiliates had solicited for business within one year prior to the termination of Executive’s employment.

(e)                During the Restricted Period, Executive will promptly disclose to the Company any and all direct contacts, solicitations, inquiries or other actual or potential business opportunities of which Executive may become aware and which relate to the business of the Company or any of its Subsidiaries or affiliates; provided, however, that the disclosure obligation under this paragraph shall apply only to such contacts, solicitations, inquiries, and opportunities of which Executive became aware during his employment with the Company.

(f)                 Executive acknowledges and agrees that the restrictions imposed by this Paragraph 6 are a condition of Executive’s employment with the Company; are fair and reasonably required for the protection of the Company; and will not preclude Executive from becoming gainfully employed following the termination of employment with the Company, regardless of reason. Executive further acknowledges and agrees that Executive provides and/or will provide unique services to the Company and that this Agreement has unique, substantial, and immeasurable value to the Company. If the Company seeks enforcement based on a breach of the provisions of this Section 6, the Company shall be entitled to reimbursement for the reasonable attorney’s fees and expenses incurred by the Company in that effort if the Company prevails in whole or in substantial part in its action. In the event of any breach of subparagraphs (b) through (e) above, the time periods set forth in those paragraphs shall be extended by the length of time Executive is in breach. In the event that the provisions of this Paragraph 6 should ever be deemed to exceed the limitations permitted by applicable laws, Executive and the Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

7.                   Confidentiality and Ownership of Documents, Methods and Information.

(a)                Executive agrees that, both during employment with the Company and thereafter, Executive will treat the business affairs of the Company, its Subsidiaries and its affiliates as confidential and will not discuss or disclose any Confidential Information (as hereafter defined) of the Company, its Subsidiaries or its affiliates with or to any third party, except (i) as required in connection with the performance of duties on behalf of the Company or (ii) as authorized in advance by the CEO or his or her designee, and in each such case only after ensuring that the recipient has agreed in writing to appropriate confidentiality obligations, unless Executive has been otherwise instructed by the CEO or his or her designee or advised by the Company’s General Counsel. Further, Executive shall take reasonable steps and security precautions to prevent the unauthorized disclosure of Confidential Information and all components thereof, and to maintain the confidentiality of the Company’s intellectual property. Notwithstanding the foregoing, Executive may disclose Confidential Information to the extent required by law or regulation; provided that Executive promptly notifies the Company of the disclosure request and, at the Company’s request, provides reasonable assistance in any effort to prevent or limit such disclosure.

(b)                Executive agrees that all Confidential Information, Documents, materials, business methods and other information created by, disclosed to or otherwise acquired by Executive in the course of employment with the Company (collectively, “Works”) are and remain the exclusive property of the Company and are “works made for hire” for the Company under the copyright laws; that Executive will not retain, copy or otherwise appropriate any Work for Executive’s own use or purposes or the use or purposes of any third party and that, upon the termination of employment, Executive will return all Works, including all copies or multiple versions thereof, to the Company and, in the case of Confidential Information, will destroy all electronic versions Executive may have on any device in his possession or under his control and in any format or media, and all excerpts and references that may be in any items Executive may have created, and, to the extent that Executive is not able to destroy all such copies, excerpts and references shall continue to hold them as the confidential and proprietary property of the Company and not disclose them or use them for any purpose. Further, in return for good and valuable consideration including Executive’s employment relationship with the Company, Executive hereby assigns to the Company Executive’s entire right, title and interest in and to all Works. Executive also agrees, at the Company’s request and expense, to execute specific assignments to the Works, and execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of Executive’s employment with the Company, to vest title in such Works in the Company and to obtain and defend copyright registrations in any and all countries. In addition, all inventions conceived and/or reduced to practice during Executive’s employment with the Company and which relate to the business of the Company are hereby assigned to the Company, in return for good and valuable consideration including Executive’s employment relationship with the Company. Executive agrees, at the Company’s request and expense, to execute specific assignments to any inventions and to execute, acknowledge and deliver such other documents and take such further action as the Company may require, at any time during or subsequent to the period of Executive’s employment with the Company, to vest title in all such inventions in the Company in any and all countries; to obtain patents covering such inventions in any and all countries; and to vest title in such patents in the Company. Executive also agrees that an invention disclosed by Executive to a third person or described in a patent application filed by or on Executive’s behalf within twelve months following termination of Executive’s employment with the Company for any reason shall be presumed to have been conceived or made by Executive during the period of employment, unless proved to have been conceived or made by Executive following the termination of Executive’s employment with the Company. Executive hereby assigns Executive’s entire right, title and interest in and to such inventions to the Company, and agrees to execute and deliver any documents or take any such actions as requested by the Company to vest title in such inventions exclusively in the Company.

(c)                Executive is hereby notified that the requirements of paragraph (b) above do not apply to an invention for which no equipment, supplies, facility or Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates to (A) the business of the Company, its Subsidiaries or its affiliates, or (B) the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.

(d)                For purposes of this Agreement the term “Document” shall include correspondence, email, other written communications, data processing and storage units, computer software, tapes, contracts, agreements, notes, memoranda, telephone messages, analyses, projections, indices, work papers, studies, surveys, diaries, calendars, films, photographs, minutes of meetings, management or sales proposals, operations manuals or any other writing, including copies of any of the foregoing, in any format or media, past, current or future, including, without limitation, written, printed, typed, recorded or graphic matter or electronic media, however produced or reproduced. For the purposes of this Agreement the term “Confidential Information” means information (i) developed by, disclosed to or known by Executive as a consequence of Executive’s employment with the Company, (ii) not generally known to others outside the Company, and (iii) which relates to the business of the Company, its Subsidiaries and its affiliates. Confidential Information includes but is not limited to the trade secrets, equipment, equipment configuration, research, development efforts, methodologies, testing, engineering, manufacturing, marketing, sales, finances, operations, processes, formulas, methods, techniques, devices, software programs, projections, strategies and plans, personnel information, and customer information, including customer needs, contacts, particular projects, lists, and pricing of the Company, its Subsidiaries and its affiliates. Confidential Information shall not include any information which has been published in a form generally available to the public prior to the date upon which Executive either wrongfully discloses or proposes to disclose such information.

(e)                Notwithstanding anything to the contrary herein, nothing in this Agreement is intended to or will be used by the Company in any way to prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (A) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (B) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8.                   Conflict of Interest; Avoiding the Appearance of Impropriety. Executive agrees that Executive’s duty of loyalty to the Company requires both complete fidelity to the interests of the Company in fact and the avoidance of any appearance of impropriety, favoritism, personal benefit or aggrandizement or confusion between Executive’s personal and business activities. Executive further agrees that Executive’s conduct must be consistent with the Company’s Code of Conduct. To that end, while an executive officer of the Company, Executive shall not, without the advance, written approval of the CEO or his or her designee:

(a)                accept gifts, gratuities or favors of more than nominal value from any person or organization doing business or seeking to do business with the Company, its Subsidiaries or its affiliates, or from any employee of the Company with whom Executive has a direct or indirect reporting relationship;

(b)                 offer or provide any gift, gratuity or favor of more than nominal value to any person or organization with whom or which the Company, any of its Subsidiaries or any of its affiliates is doing business or seeking to do business or take any other action in respect of such person or organization, specifically including but not limited to, any public entity, officer thereof or federal, state or local government employee or officeholder, suggestive of any intent or effort to influence such individual or organization in the performance of their or its duties; or

(c)                  make use of Executive’s job title or affiliation with the Company in connection with participation in outside organizations (with the exception of professional and industry organizations relating to Executive’s job duties) or support of political, legal or other causes or organizations.

9.                   Injunctive Relief. Subject to the provisions of Paragraph 10, the Company will, in addition to other remedies provided by law, have the right to injunctive relief in court to the extent such relief may be available at law or in equity. Executive acknowledges that any breach or threatened breach of the provisions of this Agreement, including but not limited to the provisions of Paragraphs 6 and 7, will cause irreparable damage to the Company for which monetary damages will not provide an adequate remedy. Nothing contained herein will be construed as prohibiting the parties from pursuing any other remedies available to them for such breach or threatened breach, including any recovery of damages.

10.                 Dispute Resolution. With the specific exception only of the Company’s right at any time to seek equitable relief to enforce the provisions of Paragraphs 6 and 7 of this Agreement in the courts, in the event of any dispute between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or Executive’s employment with the Company, Executive and the Company hereby agree that, after making a good-faith effort to resolve any dispute, such dispute shall be resolved by final and binding arbitration in Chester County, Pennsylvania, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to the provisions of subparagraph 16(b). Any arbitration shall be held before a single arbitrator who shall be selected by mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction, and the parties hereby agree to the emergency procedures of the AAA. Issues of arbitrability are to be decided by the arbitrator. A demand for arbitration under this paragraph must be made in writing to the other party within the time limit set by law for bringing that claim in court, or that claim shall be forever barred. The prevailing party shall be entitled to an award which shall include all costs of arbitration, including reasonable attorneys’ fees, unless the arbitrator determines that to do so would be inconsistent with applicable law.

11.                 Notice. Any notice, demand, or other communication required to be given pursuant to the provisions of this Agreement shall be in writing and shall be personally delivered to the other party in person or at their place of business or to Executive at Executive’s residence, delivered by a nationally recognized overnight delivery service, or sent by certified mail, email or other electronic means, return receipt requested, postage prepaid (as applicable), addressed to the respective addresses last given by each party to the other, and such notice shall be deemed to have been given upon personal delivery, if personally delivered, as of the close of the third business day following the date of mailing if mailed (except that notice of change of address shall be effective only upon receipt), or on the next business day in the case of overnight delivery service, email or other electronic means. Any notice to the Company shall be addressed to the attention of the General Counsel.

12.                 Entire Agreement; Modification. This Agreement represents the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, between them, with respect to its subject matter, including the Prior Agreement. This Agreement may not be modified or amended except by a writing signed by both parties; provided, however, that this paragraph shall not limit the right of the Company to promulgate nor excuse Executive from compliance with, such workplace rules, policies and procedures as it may, from time-to-time, deem appropriate or to alter, amend, modify or terminate any employee benefit plan (whether or not referenced in this Agreement) in accordance with the terms of such plan.

13.                 Successors and Assigns. This Agreement shall inure to the benefit of the Company’s successors and permitted assigns. Executive’s rights and obligations under this Agreement are personal and not assignable or delegable by Executive in any manner or to any extent. Executive agrees that the Company can assign this Agreement to an entity that is a successor to the Company by statutory merger or otherwise, or that has purchased substantially all of the assets of the Company, without the consent or approval of Executive. As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

14.                 Termination and Survivability. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that the provisions of Paragraphs 2 and 6 through 20 shall survive the termination and any expiration of the Agreement.

15.                 Waiver. The waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach.

16.                 Governing Law; Choice of Forum.

(a)                  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

(b)                 Without limiting in any way the Company’s right to enforce the provisions of Paragraphs 6, 7 & 8 of this Agreement, any action to enforce the decision or award of the arbitrator under Paragraph 10 hereof may be brought and maintained only in the Court of Common Pleas of Montgomery County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania (to the extent that the latter court may have jurisdiction over the subject matter).

17.                 Headings. The headings used herein are for convenience of reference only and shall not affect the interpretation of any term or provision hereof.

18.                  Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be.

19.                 Withholding. All Base Salary, incentive compensation, expense reimbursements, severance pay, and other payments made by the Company to Executive under this Agreement shall be subject to customary withholding for applicable federal, state and local taxes, FICA and other amounts required by applicable law.

20.                 Internal Revenue Code Section 409A.

(a)                This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the corresponding regulations, and the payments and benefits provided hereunder are intended to qualify for any applicable exemptions from the definition of deferred compensation under Code Section 409A. To the maximum extent permitted, the parties agree that (i) this Agreement shall be interpreted as being in compliance with Code Section 409A, and (ii) the payments and benefits will be reported to the Internal Revenue Service as being in compliance with Code Section 409A. For purposes of Code Section 409A, each payment made under this Agreement shall be treated as a separate payment. Severance benefits under this Agreement are intended to be exempt from Code Section 409A under the “short term deferral” exemption, to the extent applicable. A portion, the amount of which to be determined in accordance with Treas. Reg. § 1.409A-1(b)(9)(iii), of any additional monthly severance compensation under this Agreement shall be considered payments under a “separation pay plan” under Code Section 409A. In no event may Executive designate, directly or indirectly, the calendar year of payment.

(b)                Notwithstanding anything in this Agreement to the contrary, to the extent required by Code Section 409A if Executive is considered a “specified employee” for purposes of Code Section 409A, and if the payment of any amounts under this Agreement is required to be delayed for a period of six months after “separation from service” pursuant to Code Section 409A, payment of such amounts shall be delayed as required by Code Section 409A and the accumulated amounts shall be paid in a single lump sum within five days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, amounts withheld on account of Code Section 409A shall be paid to the personal representative of Executive’s estate within sixty days after the date of Executive’s death.

(c)                For purposes of this Agreement, “separation from service” shall mean Executive’s separation from service with the Company and its affiliates within the meaning of Treas. Reg. Section 1.409A-1(h).

(d)                In the case of any in-kind benefits or any expenses eligible for reimbursement provided hereunder that are subject to Code Section 409A, (i) the benefits provided or the amount of expenses eligible for reimbursement during any calendar year shall not affect the benefits provided or expenses eligible for reimbursement in any other calendar year, except as provided in Treas. Reg. § 1.409A-3(i)(1)(iv)(B), and (ii) the reimbursement of an eligible expense shall be made as soon as possible after Executive requests such reimbursement, but not later than December 31 following the calendar year in which the expense was incurred.

(e)                Executive’s right to receive any installment payments of deferred compensation shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A. Except as otherwise permitted under Code Section 409A, no payment to you shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Code Section 409A.

21.                 Counterparts. This Agreement may be executed in counterparts with the same effect as if the parties executing the counterparts all had executed one counterpart as of the date hereof. All such counterparts taken together shall be deemed the original Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

EXECUTIVE:	VERTEX, INC.

/s/ John R. Schwab	By:	/s/ David DeStefano
John R. Schwab

July 18, 2020		July 18, 2020
Date		Date

APPENDIX A

EXECUTIVE EMPLOYMENT AGREEMENT

SEPARATION AGREEMENT AND RELEASE

This confidential Separation Agreement and Release (“Agreement”) is entered into by and between Vertex, Inc., a Delaware corporation (the “Company”) and _____________ (hereinafter referred to as “you,” or “your”) to resolve any and all disputes concerning your employment with the Company and your separation from employment on ______________. The actual date of separation is referred to herein as the “Separation Date.”

WHEREAS, you are employed by the Company as ___________________, pursuant to an Employment Agreement dated _______________ (“Employment Agreement”);

WHEREAS, the Company has decided to terminate your employment without Cause or you have decided to resign for Good Reason under the Employment Agreement, entitling you to certain payments and benefits pursuant to paragraph 2(b)(iii) thereunder (“Severance Benefits”), provided you first sign (and do not revoke) this Agreement and are otherwise in compliance with the Employment Agreement;

NOW THEREFORE, in consideration of the mutual covenants, agreements, and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1)                  Consideration. On the eighth day after you execute this Agreement (“Effective Date”), provided that you do not revoke this Agreement under paragraph 6(e), the Company agrees to begin to provide you the Severance Benefits as set forth in the Employment Agreement.

2)                  Termination of Employment. You understand and agree that your employment with the Company and any affiliates, including any positions on any Company boards and committees, will terminate effective the Separation Date, and such termination shall be deemed a resignation effective the Separation Date from each position you hold as an officer or director of the Company and any subsidiary or affiliate of the Company.

3)                  No Additional Payments. You acknowledge and agree that you will receive no additional payments or benefits other than as set forth herein or as required by law.

4)                  Release. In exchange for the promises herein which you acknowledge as good and valuable consideration, and except as provided in paragraph 5, you release and discharge the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives (“Released Parties”) from any and all actions, causes of action, debts, dues, claims and demands of every name and nature, without limitation, at law, in equity, or administrative, against the Released Parties which you may have had, now have, or may have, by reason of any matter or thing arising up to the date you execute this Agreement, including the ending of your employment. Those claims and causes of action from which you release the Released Parties include, but are not limited to, any known or unknown claim or action sounding in tort, contract, or discrimination of any kind, any claim arising under the Employment Agreement, and/or any cause of action arising under federal, state or local constitution, statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (including the Older Worker Benefit Protection Act), as amended, the Americans With Disabilities Act, as amended, the Employee Retirement Income Security Act, as amended, the Family and Medical Leave Act, as amended, the Equal Pay Act, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Sarbanes Oxley Act of 2002, as amended, the Pennsylvania Human Relations Act, as amended, the Pennsylvania Equal Pay Law, as amended, the Pennsylvania Wage Payment and Collection Law, as amended, the Pennsylvania Minimum Wage Act, as amended, and any other employee-protective law of any jurisdiction that may apply, and/or any claim for attorneys’ fees or costs, whether presently accrued, accruing to, or to accrue to you on account of, arising out of, or in any way connected with any acts or activities by you or the Released Parties arising up to the date you execute this Agreement. You expressly acknowledge that no claim or cause of action against the Released Parties from the beginning of time to the date you execute this Agreement (other than as provided in paragraph 5) shall be deemed to be outside the scope of this Agreement whether mentioned herein or not. You agree that this release should be interpreted as broadly as possible to achieve your intention to waive, to the maximum extent permitted by law, any and all claims against the Released Parties. Excluded from the release set forth in this paragraph is any claim which cannot be waived as a matter of law and your right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law.

5)                  Rights and Claims Preserved. Nothing in this Agreement limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, including filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”). To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover, accept, or retain any individual monetary relief or other individual remedies with respect to any matter covered by this Agreement. Nothing in this Agreement prevents you from filing a lawsuit limited to challenging the validity of your waiver of federal age discrimination claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

6)                  OWBPA. The release in paragraph 4 of this Agreement includes a waiver of claims against the Released Parties under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”). Therefore, pursuant to the requirements of the ADEA and the OWBPA, you specifically acknowledge that:

(a)	you are and have been advised to consult with an attorney of your choosing concerning the legal significance of this Agreement;

(b)	this Agreement is written in a manner you understand;

(c)	the consideration set forth in paragraph 1 of the Agreement is adequate and sufficient for your entering into this Agreement and consists of benefits to which you are not otherwise entitled;

(d)	you have been afforded twenty-one (21) days to consider this Agreement before signing it, although you may sign it at any time within those 21 days, and that any changes to this Agreement subsequently agreed upon by the parties, whether material or immaterial, do not restart this period for consideration; and

(e)	you have been advised that during the seven (7) day period after you sign the Agreement, you may revoke your acceptance of this Agreement by delivering written notice to ________________________________, and that this Agreement shall not become effective or enforceable until after the revocation period has expired.

7)                   No Admission of Wrongdoing. The Company denies any wrongdoing whatsoever in connection with its dealings with you, including but not limited to your employment and termination. It is expressly understood and agreed that nothing contained in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company.

8)                   Non-Disclosure. The parties understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that neither party will reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, with the exception of your immediate family members and professional representatives, or, with respect to the Company, with the exception of its professional representatives or as otherwise consistent with business need or necessity, or with respect to both parties, in an action to enforce the Agreement’s terms, unless required by subpoena or court order.

9)                   Non-Disparagement. You agree that you will not disparage any of the Released Parties or make or publish any communication that reflects adversely upon any of them, consistent with paragraph 2(d) of the Employment Agreement.

10)                 No Filing of Claims. You represent that you have not filed, and to the maximum extent permitted by law and except as provided in paragraph 5, you agree that you will not file, any charge, complaint, lawsuit or claim (collectively, “Claim”) with any administrative agency, federal, state or local court (collectively, “Agency”) related in any way to your employment or the separation of your employment with the Company. You further agree that you will not accept, and will not be entitled to retain, any judgment, award, settlement or other payment or other relief resulting from, or related to, any Claim filed with any Agency related in any way to your employment with the Company or the termination of your employment. Nothing in this Agreement prevents you from filing for a state claim of unemployment compensation should you choose to do so.

11)                 No Voluntary Cooperation. Except as provided in paragraph 5, and/or unless required to do so by court order or subpoena, you agree that you will not (i) voluntarily make statements, take action, or give testimony adverse or detrimental to the interests of the Company; or (ii) aid or assist in any manner the efforts of any third party to sue or prosecute a claim against the Company. Should you ever be required to give testimony concerning any matter related to your employment with the Company, you agree to provide notice of such compulsory process to _____________________________, within two (2) business days of its receipt so that the Company may take appropriate measures to quash or otherwise defend its interests.

12)                 Cooperation with the Company. Upon request of the Company, you agree to fully cooperate with the Company and to provide information and/or testimony regarding any current or future litigation arising from actions or events occurring during your employment with the Company.

13)                 Reemployment. You agree that you will not seek reemployment with the Company or any current or future parent, subsidiary, or affiliate, except at the request of the Company.

14)                 Return of Company Property. You agree that, as a condition precedent to receiving any payment under this Agreement, you will by the Separation Date return all property belonging to the Company, including, but not limited to, corporate credit cards; keys and access cards; documents; tapes; cell phones; computers, laptops, iPhone and other computer equipment and software; and any and all confidential and proprietary information.

15)                 Continuing Obligations. You acknowledge that you remain bound by and affirm that you will comply with all continuing obligations under the Employment Agreement, including, but not limited to, those set forth in paragraphs 6 and 7 thereof (pertaining to non-competition, non-solicitation, and confidentiality), and that such compliance is a condition of receipt of the Severance Benefits. You affirm that you have not violated the terms of the Employment Agreement during your employment with the Company.

16)                 Return of Consideration in Event of Breach. You agree that receipt of any consideration and all payments under this Agreement is contingent on your full compliance with its terms and conditions. Should you breach any provision of this Agreement (including but not limited to filing a lawsuit based upon any claim covered by this Agreement (but excluding a lawsuit covered by paragraph 5 of this Agreement)) or any continuing obligation under the Employment Agreement, the Company shall have the right to recover from you any Severance Benefits already paid, and the Company shall no longer be obligated to provide you any Severance Benefits otherwise due.

17)                 Attorneys’ Fees and Jury Waiver. The prevailing party in an action for breach of this Agreement (except for a lawsuit covered by paragraph 5) will have its reasonable costs and attorneys’ fees paid for by the party found to have breached. You and the Company hereby waive trial by jury as to any and all litigation arising out of and/or relating to this Agreement.

18)                 Arbitration. Any dispute, controversy, or difference arising out of, or related to, this Agreement or your employment with the Company shall be resolved by binding arbitration pursuant to paragraph 10 of the Employment Agreement.

19)                 Certification of Understanding and Competence. You acknowledge and agree that (a) you have read this Agreement in its entirety; (b) you are competent to understand, and do understand, the content and effect of this Agreement; (c) by entering into this Agreement, you are releasing forever the Released Parties from any claim or liability (including claims for attorney’s fees and costs) arising from your employment with the Company; (d) you are entering this Agreement of your own free will in exchange for the consideration herein, which you agree is adequate and satisfactory; and (e) neither the Company nor the Released Parties have made any representations to you concerning the terms or effect of this Agreement, other than those contained in the Agreement.

20)                 Acknowledgments. You acknowledge and agree that (a) except for amounts due under Section 2(b)(v) of the Employment Agreement, you are not owed any wages by the Company for work performed, whether as wages or salary, overtime, bonuses or commissions, or for accrued but unused paid time off, and that you have been fully compensated for all hours worked; (b) you are not aware of any factual basis for a claim that the Company has defrauded the government of the United States or any state; (c) you have incurred no work related injuries; (d) you have received all family or medical leave to which you were entitled under the law; and (e) you have been and hereby are advised to consult with legal counsel of your choice prior to execution and delivery of this Agreement, and that you have done so or voluntarily elected not to do so.

21)                 Ownership of Claims. You represent and warrant that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. You further represent and warrant that there has been no assignment or other transfer of any interest in any such matters, claims or demands which you may have against the Released Parties.

22)                 Counterparts. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.

23)                 No Other Understandings. This Agreement, consisting of six (6) pages, together with the Employment Agreement, constitutes the entire Agreement between the parties with respect to its subject matter, and is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, personal or legal representatives, successors and/or assigns. This Agreement may be amended only by a written agreement signed by you and the Company.

24)                 Headings. The headings in this Agreement are for convenience only and are not to be considered a construction of the provisions hereof.

25)                 Severability and Governing Law. If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be interpreted, enforced and governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions thereof.

26)                 Acceptance of Agreement. As provided in paragraph 6(d), the Company is providing you 21 days to consider whether to accept this Agreement (although you may accept it at any time within those 21 days), after which time the offer expires and is withdrawn if you have not yet accepted it. To accept the Agreement, you must sign below and send it to __________________________.

Dated:
[NAME]

Dated:
[NAME]
[TITLE]
Vertex, Inc.

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